Exhibit 99.1

FOR RELEASE:		May 12, 2011

Contact:	Douglas J. Glenn
Executive Vice President, General Counsel and
Chief Operating Officer
(757) 217-3634

HAMPTON ROADS BANKSHARES REGAINS COMPLIANCE WITH THE NASDAQ MINIMUM BID PRICE RULE

Norfolk, Virginia, May 12, 2011:  Hampton Roads Bankshares, Inc. (NASDAQ:  HMPRD) (the “Company”), the holding company for Bank of Hampton Roads and Shore Bank, today announced that it has received written notification from the NASDAQ Global Select Market (“NASDAQ”) indicating that the Company has regained compliance with NASDAQ Listing Rule 5450(a)(1) (the “Bid Price Rule”) related to maintaining a minimum bid price of at least $1.00 per share required for continued listing on NASDAQ.  The notification confirmed that the Company’s common stock has maintained a minimum bid price of at least $1.00 per share for at least 10 consecutive business days, which is necessary to regain compliance with the Bid Price Rule, and that the matter raised in the November 17, 2010 NASDAQ letter to the Company is now closed.

John A. B. “Andy” Davies, Jr., President and Chief Executive Officer, said, “We are pleased to have regained compliance with the NASDAQ listing requirements.  This is another issue behind us as we continue to focus on improving our overall business and enhancing value for our shareholders in 2011 and beyond.”

The Company’s previously announced reverse stock split became effective on April 27, 2011, at 11:59 p.m. providing then current shareholders with one new share of common stock in replacement of every twenty-five existing common shares they held at the time (the “Reverse Stock Split”).  All fractional shareholdings were rounded up to the nearest whole number of shares.  The purpose of the Reverse Stock Split was to bring the Company back into compliance with the Bid Price Rule by increasing the trading price of the Company’s common stock above $1.00.

Caution about Forward-Looking Statements

Certain information contained in this discussion may include “forward-looking statements.”  These forward-looking statements relate to improving the Company’s overall business and enhancing shareholder value in 2011 and beyond.  There can be no assurance that the Company will be able to improve its overall business or enhance shareholder value in the future.  Factors that could cause actual events or results to differ significantly from those described in the forward-looking statements include, but are not limited to those described in the cautionary language included under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and other filings made with the Securities and Exchange Commission.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a bank holding company that was formed in 2001 and is headquartered in Norfolk, Virginia.  The Company’s primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961 (the “Banks”).  The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses.  Currently, Bank of Hampton Roads operates forty-eight banking offices in Virginia and North Carolina doing business as Bank of Hampton Roads and Gateway Bank & Trust Co.  Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and fifteen ATMs. Through various affiliates, the Banks also offer mortgage banking services, insurance, and investment products.  Shares of the Company’s common stock are traded on the NASDAQ Global Select Market under the symbol “HMPRD.”  Additional information about the Company and its subsidiaries can be found at www.hamptonroadsbanksharesinc.com.
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